EXHIBIT 99.02

January 14, 2005

SEPARATION BENEFITS AGREEMENT

The following benefits and payments will be made by Maytag Corporation in consideration for the execution of the Maytag Separation Agreement and Release by Thomas A. Briatico (Note: “You/Your” means Thomas A. Briatico):

Last Day at Work - Your assigned responsibilities as an employee of Maytag Corporation will be discontinued effective January 31, 2005. That date is the effective date of separation.

Separation Benefits - Within two weeks after receipt of the signed Separation Agreement and Release, and should you not revoke your decision to sign within seven days, you will be paid a lump sum payment in the amount of $300,000. This represents 12 months of base salary and is subject to required withholding.

Incentive Compensation - If eligible, you will receive a lump-sum, pro rata bonus payment in February, 2005 for the year of 2004 according to the terms of the plan. Payout timing will be the same as for active employees, after the prior year’s business results have been analyzed to determine the payouts. (For this reason, it is important to keep your mailing address current with Maytag.) Contact the Employee Services Call Center at 1-800-870-7701 to report an address change or for any further questions. All ICP payments are at the discretion of the Compensation Committee of the Board of Directors.

Your PIAP will be prorated out of the plan’s awards effective your last day of service. You will be paid out at the normal payment date, which is February following the end of the performance period, based on Maytag’s actual attainment against the goals. For example, the performance period for the 2002 award is from January 1, 2002 through December 31, 2004 and payout would occur in February, 2005.

Savings/Stock Plans - You will have the opportunity to request disbursement of all sums from the Maytag Corporation Salary Savings Plan, the Employee Stock Ownership Plan, the Employee Stock Purchase Plan, the Maytag Deferred Compensation Plan, or other similar plans as applicable under the particular plan requirements. Review these Plans carefully to determine applicable deadlines. As a retiree, your current outstanding stock options will continue to vest and expire according to the terms of each agreement so you should review them carefully as well.

Medical - Your medical, drug, vision, and dental benefits will cease at the end of the month in which the effective date of separation occurs. However, you will have the opportunity to continue these coverages for an additional period of up to 18 months, unless you chose to exercise your retirement coverage. Maytag will pay your COBRA premium for up to eighteen months beginning in the month after your date of separation; however, these payments will cease if and when another firm offering equivalent benefits during this period employs you on a permanent basis during the 18 month period. It is your obligation to inform Maytag of that event.

Long-Term Disability - Long-Term Disability insurance terminates on your last day at work.

Life Insurance - Your group life insurance will be continued until 06/30/05. You should contact Ray Benning at 888-244-4947 to review your options with regard to your Corporate-sponsored life insurance program. This benefit continuation will be taxable income to you.

Pension - Our records indicate that you are vested and that effective July 1, 2003, you chose to participate in the traditional pension plan as opposed to the cash balance plan. You will receive a letter summarizing your options with pension from both the Employees Retirement Plan (Qualified Plan) and the Supplemental Retirement Plan (SERP).

Vacation - You will also be paid for vacation and holidays accrued, but unused, through the effective date of separation. (5 weeks of pay)

Financial Counseling - You will be entitled to receive financial planning services according to Maytag’s Financial Planning Program up to a maximum of $10,000 in 2005 payable to the provider. The value of this service will be considered taxable income to you.

Tax Preparation - You will be provided tax preparation service by a firm of your choice for the years 2004 and 2005 at Maytag’s expense, up to a maximum of $2000 each year payable to the provider. This will be taxable income to you.

Executive Appliance Test Program - You will be eligible to participate in this program through 2005. Please contact Barb Freese at Maytag 641-787-6925.

Computer and Cell Phone - You may keep your laptop computer after deletion of confidential information but please return your cell phone and company credit cards to Maytag.

Consulting Agreement - For the year 2005, Maytag will retain you as a consultant for a period of 12 months at a fee of $50,000 for your work on Maytag business transaction matters up to eight hours a month. Maytag will submit payments on a quarterly basis, beginning March 30, 2005.

Relocation Adjustment - Maytag will reimburse you up to $5,000 if the appraised value of your home in North Canton on the date of sale is less than your purchase price. Please submit documentation regarding this issue to Human Resources for review and approval.

Duty of Cooperation and Confidentiality

You will make yourself available, as may be requested at mutually convenient times and places with respect to pending and future business or legal matters, arbitrations, governmental investigations, or other dispute resolutions relating to matters that arose during your employment. Maytag will reimburse you for all reasonable expenses and costs you may incur as a result of providing this assistance, upon receipt of proper documentation.

Also, please note that your obligations under the Confidentiality and Intellectual Property Rights Agreement, including the one-year Non-compete Agreement, with Maytag continue in effect after your employment ends at Maytag.

/s/ Thomas A. Briatico	/s/ Mark W. Krivoruchka
Thomas A. Briatico	Mark W. Krivoruchka January 14, 2005